Exhibit 99.1

NANOPHASE TECHNOLOGIES ANNOUNCES EXCLUSIVE PARTNERSHIP WITH AND

$10 MILLION INVESTMENT BY ALTANA CHEMIE AG

Romeoville, IL, March 25, 2004 – Nanophase Technologies Corporation (NASDAQ: NANX), a technology leader in nanomaterials and nanoengineered products, announced that Nanophase and Altana Chemie AG, the specialty chemicals business of ALTANA AG (NYSE: AAA, FSE: ALT), have formed an exclusive global partnership (the “Partnership”) to supply certain nanomaterials for use in paints, coatings, and plastics. The Partnership will collaborate in developing innovative materials for specialty market areas such as general industrial coatings, architectural coatings, coil coatings, automotive OEM and refinish coatings, printing inks, duroplastics and thermoplastics, consumer goods packaging, and electrical insulation applications.

Designed to enhance growth prospects and competitive advantages for Nanophase, Altana Chemie, and their customers in these markets, the Partnership anticipates jointly developing advanced nanomaterial applications for these markets. The companies plan to start product co-development immediately and expect initial market product introductions during late 2004.

In view of the exclusivity and the Partnership’s objectives, Altana has purchased 1,256,281 shares of Nanophase common stock at a purchase price of $7.96 per share, or an aggregate of $10 million in cash. These shares will be restricted and not registered for a period of two years. After this purchase, Nanophase has 17,371,814 shares of common stock outstanding, approximately 7% of which is now owned by Altana.

“This is a highly significant partnership for Nanophase,” stated Dan Bilicki, Nanophase’s vice president of sales and marketing. “We believe that there are immediate and long-term market opportunities that this Partnership can successfully address. Nanophase looks forward to working closely with Altana and expects that this relationship will drive profitable revenue growth for both companies.”

“We are delighted to become a development and market partner with a company of Altana’s caliber,” commented Joseph Cross, Nanophase’s president and CEO. “Based on market studies, the demand for nanocomposites in coatings is expected to be a significant growth market. Nanophase’s technologies, coupled with Altana’s expertise and market access, are a solid combination in this area. Nanophase is excited to partner with Altana in anticipated multiple market product developments.”

“With this strategic investment ALTANA Chemie is taking a significant step into the field of nanotechnology. Nanocomposites will be a key driver in the future for innovative products in coatings, plastics or electrical insulation applications and will help to safeguard the leading competitive positions of our business units,” said Dr. Matthias L. Wolfgruber, Member of the Management Board of ALTANA and CEO of ALTANA Chemie.

First Analysis Securities Corp. (Chicago, IL) acted as Nanophase’s exclusive financial advisor.

Nanophase Technologies (NANX), www.nanophase.com, provides innovative nanoengineered solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2000 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media. The Company has 23 United States patents and patent applications and 32 foreign patents and patent applications. Full details on Nanophase may be found in the Company’s public filings or on its website.

ALTANA Chemie develops and produces high-quality, innovative products in the specialty chemicals sector. ALTANA Chemie AG with its headquarters in Wesel, Germany, is the holding company for the three business units Additives & Instruments, Coatings & Sealants, and Electrical Insulation. ALTANA Chemie provides innovative and environmentally compatible solutions, along with the appropriate specialty products, for coatings manufacturers, paint and plastics processors, and the electronics industry. Its range of products includes additives, specialty coatings, sealing and compounds, impregnating agents, and testing and measuring instruments. In its target markets the company is market leader in terms of quality, innovation and service. In 2003 ALTANA Chemie with more than 2,600 employees achieved sales of €755m, making ALTANA Chemie one of the most innovative, fast-developing and profitable chemical corporations in the world.

First Analysis offers investment banking and strategic advisory services to clients in the sectors researched by our investment professionals, including specialty chemicals and advanced materials, life science tools, filtration, plastics processing, outsourced business services, and information technology products and services. Founded in 1981, First Analysis has participated in investment banking transactions valued at more than $5 billion.

This press release contains words such as “expects”, “anticipates”, “plans”, “forecasts” and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties. It is possible that the Company’s future performance may differ materially from current expectations expressed in these forward-looking statements due to a variety of important factors such as: a customer’s decision to defer, cancel or otherwise modify a purchase order or supply agreement; demand for, and acceptance of, the Company’s nanocrystalline materials; changes in our development, supply and distribution relationships; increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost effective basis; the Company’s mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental regulations; disruption of commercial activities and threats associated with terrorism and efforts to combat it; protection and validity of patent and other intellectual property rights; the cyclical nature of the Company’s business; the outcome of pending and future litigation and governmental proceedings; and other risks described in the Company’s filings with the Securities and Exchange Commission. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. The Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.